SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                 Date of Event Requiring Report: January 1, 2004


                       HUMANA TRANS SERVICES HOLDING CORP.
             (Exact name of registrant as specified in its charter)


       Delaware                000-30734                  11-3255619
(State of Incorporation)(Commission File Number) (IRS Employer Identification #)



              7466 New Ridge Road, Suite 7, Hanover, Maryland 21076
                  --------------------------------------------
                    (Address of Principal Executive Offices)


                                 (410) 855-8758
                    ----------------------------------------
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE


Corporate Program Administrators, Inc.
On November 10, 2003, the company entered into an asset purchase agreement to purchase certain assets of "Corporate Program Administrators, Inc." for the issuance of 385,000 shares of common stock and $25,000 cash. No liabilities are being assumed and certain assets such as accounts receivable and "prepaids" are being excluded from the purchase.

The Parties have executed an Amendment to the Asset Purchase Agreement, amending the effective date of the asset purchase to January 1, 2004, and amending the purchase price to be 306,000 shares of common stock of the registrant, including all previous cash and excluded assets being purchased.

Personnel Management Solutions LLP
The company and "Personnel Management Solutions, LLP (PMS) have entered into a "memorandum of understanding on December 10, 2003" and "term left December 29, 2003" to pursue a "definitive purchase agreement." It is anticipated that the purchase price will be based upon three times adjusted net earnings of PMS payable 25% in cash plus the issuance of common stock of the company for the remaining 75% of the purchase price, which is to be determined. Completion of any purchase is contingent upon performance of adequate due diligence by the company.

Prior to the execution of a definitive agreement for the purchase of PMS by the company will manage all operations and accounts of PMS effective January 1, 2004. All operations are to continue to be processed by PMS, but will be in the name of the company. PMS will retain ownership of all accounts and responsibility for all liabilities. The company will receive a fee of 0.05% of total gross payroll processed during this period.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

          Financial Statements
     (a)  Financial Statements.

                  To be filed by Amendment

     (b)  Pro Forma financial information.

                  To be filed by Amendment

     (c)  Exhibits
          99.1    Asset Purchase Agreement between Registrant and CPA
          99.2    Amendment to Asset Purchase Agreement
          99.3    Term Sheet between Registrant and PMS


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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ John Daly
         ---------------------------------
         John Daly
         President

Date:    March 5, 2004